Astoria Federal Savings Changes Name To Astoria Bank

LAKE SUCCESS, N.Y., June 1, 2014 /PRNewswire/ -- Astoria Federal Savings, a wholly-owned subsidiary of Astoria Financial Corporation (NYSE: AF) and the second largest community bank headquartered in New York, today announced that it officially changed its name to Astoria Bank.

The new name and a new logo have been introduced to reflect how the 125-year-old banking institution has changed over time. Today, Astoria Bank offers a complete range of financial services and solutions designed to meet customers' personal, family and business banking needs along four business lines – retail banking, business banking, multi-family/commercial real estate lending and residential lending.

"Astoria Bank is a better name for who we are and what we do today as a leading, full-service community bank," said Monte N. Redman, president and CEO of Astoria Bank. "For more than 125 years, we've adapted and evolved to meet the needs of our expanding customer base and our new name reflects that change."

Well-known for the service that it has provided personal banking customers over the years, Astoria Bank has continued to update its solution mix. Recently, the bank launched a new suite of checking solutions for consumers featuring four accounts – Start, Simple, Simple+, and Select – which offer benefits designed to help meet consumers' financial needs at different life stages. In addition to these new products, Astoria has introduced expanded hours at its bank branches and is implementing new ATM technology to make banking more convenient for its customers.

Astoria Bank's Business Banking Group has continued to add to its impressive roster of seasoned banking professionals – many of whom have left some of the world's largest commercial banks to join Astoria. This team ensures that Astoria Bank's business customers have quick, local access to decision-makers who can help them address all of their planning, lending and cash management needs. This includes the bank's recently launched equipment financing and leasing services, which provide businesses with solutions that can help to maximize cash flow and improve operations.

Astoria Bank has 86 branches operating throughout New York City and the surrounding metropolitan area, the newest of which opened in Midtown Manhattan this past March. Strategically located at 7 Penn Plaza on 7th Ave. and 31st St., the bank plans to open seven more branches in the New York metropolitan area between now and the end of 2016.

"We built Astoria Bank one conversation at a time, together with generations of New Yorkers," said Redman. "Whether it's having branch managers visit business customers, or just making our mobile and online experience that much easier for banking on-the-go, our passion as Astoria Bank is making a difference for our customers at every stage of their financial lives."

For more information about Astoria Bank products and services, visit www.astoriabank.com.

About Astoria Financial Corporation

Astoria Financial Corporation (NYSE: AF), with assets of $15.7 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.7 billion, is the second largest thrift depository in New York and provides its customers and local communities it serves with quality financial products and services through 86 convenient banking branch locations, one business banking office, and multiple delivery channels, including its website, www.astoriabank.com. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 10 states and the District of Columbia and multi-family and commercial real estate loans, primarily on rent-controlled and rent-stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

CONTACT: Glorimar Perez, Kwittken + Company (646) 747-0096, gperez@kwitco.com